EXHIBIT 99.1

SELECTED FINANCIAL DATA

The Company is a leading specialty retailer of children’s merchandise. As of February 2, 2008 we owned and operated 904 The Children’s Place stores and 335 Disney Stores across North America and Internet stores at www.childrensplace.com and www.disneystore.com. The following table sets forth certain historical financial and operating data for The Children’s Place Retail Stores, Inc. and subsidiaries and has classified the Disney Store business as discontinued operations in accordance with U.S. generally accepted accounting principles, reflecting the Company’s decision to exit of the Disney Store business. The selected historical financial data is qualified by reference to, and should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations, and the financial statements and notes thereto included elsewhere in this Form 8-K.

	Fiscal Year Ended (1) (2) (3)
Statement of Operations Data (in thousands, except per share data):	February 2, 2008	February 3, 2007	January 28, 2006	January 29, 2005
Net sales	$1,520,329	$1,405,429	$1,171,036	$994,125
Cost of sales	924,187	794,985	663,737	592,295
Gross profit	596,142	610,444	507,299	401,830
Selling, general and administrative expenses	479,142	435,758	354,765	291,705
Asset impairment charges (4)	16,565	418	244	164
Other costs (5)	5,870	—	—	—
Depreciation and amortization	65,326	57,964	51,236	49,049
Operating income	29,239	116,304	101,054	60,912
Interest income (expense), net	(366)	2,707	(753)	(178)
Income from continuing operations before income taxes	28,873	119,011	100,301	60,734
Provision for income taxes	18,913	34,740	37,774	23,729
Income from continuing operations	9,960	84,271	62,527	37,005
Income (loss) from discontinued operations, net of income taxes (6)	(69,527)	3,119	(2,558)	3,644
Net income (loss)	$(59,567)	$87,390	$59,969	$40,649
Diluted income per common share from continuing operations	0.34	2.82	$2.18	$1.34
Diluted income (loss) per common share from discontinued operations	(2.35)	0.10	(0.09)	0.13
Diluted net income (loss) per common share*	$(2.01)	$2.92	$2.09	$1.48
Diluted weighted average common share outstanding	29,648	29,907	28,687	27,545

* Table may not add due to rounding

Selected Operating Data for Continuing Operations:
Number of stores open at end of period	904	866	802	750
Comparable store sales increase (3)(7)	3%	10%	9%	16%
Average net sales per store (3)(8)	$1,654	$1,643	$1,488	$1,344
Average square footage per store (9)	4,733	4,550	4,526	4,527
Average net sales per gross square foot (3)(10)	$355	$361	$329	$300

Balance Sheet Data (in thousands):
Working capital (11)	$200,381	$282,049	$230,052	$178,956
Total assets (12)	997,537	936,985	758,170	614,067
Long-term debt	—	—	—	—
Stockholders’ equity	472,233	521,787	395,650	303,124

(1)                                In the above table, statement of operations and operating data for the two fiscal years ended February 2, 2008 and balance sheet data as of February 2, 2008 has been audited, the remainder of the data presented above is unaudited.

(2)                                All references to our fiscal years refer to the 52- or 53-week year ended on the Saturday nearest to January 31 of the following year. For example, references to fiscal 2007 mean the fiscal year ended February 2, 2008. All periods presented were 52-week years, except for fiscal 2006 which was a 53-week year.

(3)                                The operations for the Disney Stores have been presented on a discontinued operations basis since their acquisition on November 21, 2004.

(4)                                Asset impairment charges represent the write down of fixed assets to fair value. In fiscal 2007, we recorded $16.6 million in asset impairment charges, including $14.8 million in impairments related to our decision to cease construction on our Emerson Lane administrative office building, and $1.8 million of impairment related to 12 underperforming stores. In fiscal 2006, we recorded $0.4 million of impairment at five underperforming stores. We impaired fixed assets in one underperforming store each year in fiscal 2005 and fiscal 2004, respectively.

(5)                                Other costs include $5.9 million in lease exit costs related to our decision not to proceed with the construction of the Emerson Lane administrative office building. (See Note 1-in the Consolidated Notes to the Financial Statements).

(6)                                Discontinued operations in fiscal 2007 include:

•                  $80.3 million, before income taxes, in impairments related to our decision to exit the Disney Store business; and

•                  $6.1 million, before income taxes,  in costs associated primarily with the cancellation of the Disney Store remodeling program.

               Discontinued operations in fiscal 2006 include:

•                  $16.7 million in asset impairment charges, before income taxes,  including $9.6 million in impairments at 29 of our Mickey prototype stores and $7.1, before income taxes, million in disposals of property and equipment resulting primarily from our decisions not to proceed with a New York City Disney Store location and infrastructure investments that were written off in conjunction with our decision to form an e-commerce alliance with a Disney affiliate in which select Disney Store merchandise is sold on the disneyshopping.com website.

(7)                                We define comparable store sales as net sales from stores that have been open for at least 14 full months and that have not been substantially remodeled during that time.

(8)                                Average net sales per store represents net sales from stores open throughout the full period divided by the number of such stores.

(9)                                Average square footage per store represents the square footage of stores open on the last day of the period divided by the number of such stores.

(10)                          Average net sales per gross square foot represent net sales from stores open throughout the full period divided by the gross square footage of such stores.

(11)                          Working capital is calculated by subtracting the Company’s current liabilities from its current assets.

(12)                          Total assets reflect a reclassification of the Company’s cash disbursement account overdraft balance from accounts payable to cash to the extent a right of offset exists for fiscal 2006, fiscal 2005 and fiscal 2004. This reclass reduced total assets by $2.5 million, $5.8 million and $3.8 million in fiscal 2006, fiscal 2005 and fiscal 2004, respectively.